Exhibit 1

JOINT FILING AGREEMENT

FG2 Advisors, LLC, Firebird Global Master Fund II, Ltd., James Passin, and Harvey Sawikin, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: November 12, 2008	FG2 Advisors, LLC

/s/ James Passin
	Name:	James Passin
	Title:	Principal

Firebird Global Master Fund II, Ltd.

/s/ James Passin
	Name:	James Passin
	Title:	Director

/s/ James Passin
	Name:	James Passin

/s/ Harvey Sawikin
	Name:	Harvey Sawikin